Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) dated May 4, 2017 and related Prospectus of CareTrust REIT, Inc., for the registration of common stock, preferred stock, warrants, rights, units, debt securities and guarantees of debt securities of CareTrust REIT, Inc. and/or certain of its subsidiaries and to the incorporation by reference therein of (i) our reports dated February 7, 2017, with respect to the consolidated and combined financial statements and schedule of CareTrust REIT, Inc. and the effectiveness of internal control over financial reporting included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission, and (ii) our report dated February 15, 2017 with respect to the statements of revenues and certain expenses of the Texas Skilled Nursing Portfolio included in Amendment No. 1 to CareTrust REIT, Inc.’s Current Report (Form 8-K/A) dated December 1, 2016 filed with the Securities and Exchange Commission on February 16, 2017.

/s/ Ernst & Young LLP

Irvine, California

May 2, 2017